Exhibit 2.1

FORM OF

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

NEWCASTLE INVESTMENT CORP.

and

NEW SENIOR INVESTMENT GROUP INC.

dated as of

[      ], 2014

TABLE OF CONTENTS

Article I

DEFINITIONS

Section 1.1	Definitions	1
Section 1.2	Interpretation	7

Article II

The SEPARATION

Section 2.1	Transfers of Assets and Assumptions of Liabilities	8
Section 2.2	Termination of Intercompany Agreements	10
Section 2.3	Settlement of Intercompany Account	10

Article III

CERTAIN ACTIONS PRIOR TO THE DISTRIBUTION

Section 3.1	SEC and Other Securities Filings	11
Section 3.2	NYSE Listing Application	11
Section 3.3	Distribution Agent Agreement	11
Section 3.4	Management Agreements	11
Section 3.5	Governmental Approvals and Consents	12
Section 3.6	Ancillary Agreements	12
Section 3.7	Governance Matters	12

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Article IV

THE DISTRIBUTION

Section 4.1	Dividend to Newcastle	12
Section 4.2	Delivery to Distribution Agent	12
Section 4.3	Mechanics of the Distribution	12
Section 4.4	Newcastle Equity Award Adjustment	13

Article V

CONDITIONS

Section 5.1	Conditions Precedent to Consummation of the Distribution	14
Section 5.2	Right Not to Close	15

Article VI

no Representations or Warranties

Section 6.1	Disclaimer of Representations and Warranties	15
Section 6.2	As Is, Where Is	15

Article VII

CERTAIN COVENaNTs AND ADDITIONAL AGREEMENTS

Section 7.1	Insurance Matters	15
Section 7.2	Tax Matters	15
Section 7.3	No Restrictions on Post-Closing Competitive Activities; Corporate Opportunities	16

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Exhibit A – New Senior Subsidiaries

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SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”) is entered into as of [      ], 2014, by and between Newcastle Investment Corp., a Maryland corporation (“Newcastle”), and New Senior Investment Group Inc., a Delaware corporation and a direct, wholly owned subsidiary of Newcastle (“New Senior”). Newcastle and New Senior are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, Newcastle, through New Senior, has invested in certain senior housing properties, including dedicated independent living properties and properties;

WHEREAS, the board of directors of Newcastle has determined that it is advisable and in the best interests of Newcastle to establish New Senior as an independent publicly traded company; and

WHEREAS, pursuant to the terms of this Agreement, the Parties intend to effect the separation of Newcastle and New Senior by distributing to the holders of Newcastle’s outstanding shares of common stock, par value $0.01 per share (“Newcastle Common Stock”), on a pro rata basis, all of the outstanding shares of common stock, par value $0.01 per share, of New Senior (“New Senior Common Stock”), owned by Newcastle as of the Distribution Date (which shall represent 100% of the issued and outstanding shares of New Senior Common Stock).

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.1              Definitions. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.1:

“Action” means any demand, claim, action, suit, countersuit, arbitration, litigation, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal or authority.

“Adjusted Newcastle Options” has the meaning set forth in Section 4.4(a).

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For this purpose “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement and includes all Exhibits and Schedules attached hereto or delivered pursuant hereto.

“Agreement Dispute” has the meaning set forth in Section 10.2(a).

“Ancillary Agreements” has the meaning set forth in Section 3.6.

“Appointed Representative” has the meaning set forth in Section 10.1.

“Appropriate Member of the Newcastle Group” has the meaning set forth in Section 9.3.

“Appropriate Member of the New Senior Group” has the meaning set forth in Section 9.2.

“Asset” means all rights, properties or other assets, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wheresoever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.

“Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions located in the State of New York are authorized or obligated by applicable Law or executive order to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any and all information:

(a)           that is required to be maintained in confidence by any Law or under any Contract;

(b)          concerning market studies, business plans, computer hardware, computer software (including all versions, source and object codes and all related files and data), software and database technologies, systems, structures and architectures, and other similar technical or business information;

(c)           concerning any business and its affairs, which includes earnings reports and forecasts, macro-economic reports and forecasts, business and strategic plans, general market evaluations and surveys, litigation presentations and risk assessments, financing and credit-related information, financial projections, tax returns and accountants’ materials, historical, business plans, strategic plans, Contracts, however documented, and other similar financial or business information;

(d)          constituting communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), communications and materials otherwise related to or made or prepared in connection with or in preparation for any legal proceeding; or

(e)           constituting notes, analyses, compilations, studies, summaries and other material that contain or are based, in whole or in part, upon any information included in the foregoing clauses (a) through (d).

“Consent” means any consent, waiver or approval from, or notification requirement to, any Person other than a member of either Group.

“Contract” means any written, oral, implied or other contract, agreement, covenant, lease, license, guaranty, indemnity, representation, warranty, assignment, sales order, purchase order, power of attorney, instrument or other commitment, assurance, undertaking or arrangement that is binding on any Person or entity or any part of its property under applicable Law.

“CPR” means The International Institute for Conflict Prevention & Resolution.

“CPR Rules” has the meaning set forth in Section 10.3(a).

“Distribution” means the transactions contemplated by Section 4.3.

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“Distribution Agent” means American Stock Transfer & Trust Company, LLC.

“Distribution Date” means the date on which the Distribution occurs, such date to be determined by, or under the authority of, the board of directors of Newcastle, in its sole and absolute discretion.

“Distribution Ratio” has the meaning set forth in Section 4.3(a).

“Effective Time” means the time at which the Distribution is effective on the Distribution Date.

“Escrow Account” has the meaning set forth in Section 9.4(h).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expense Amount” has the meaning set forth in Section 9.4(h).

“Expense Amount Accountant’s Letter” has the meaning set forth in Section 9.4(h).

“Expense Amount Tax Opinion” has the meaning set forth in Section 9.4(h).

“Governmental Approval” means any notice, report or other filing to be given to or made with, or any release, consent, substitution, approval, amendment, registration, permit or authorization from, any Governmental Authority.

“Governmental Authority” means any U.S. federal, state, local or non-U.S. court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

“Group” means either the Newcastle Group or the New Senior Group, as the context requires.

“Guarantee” means any guarantee (including guarantees of performance or payment under Contracts, commitments, Liabilities and permits), letter of credit or other credit or credit support arrangement or similar assurance, including surety bonds, bid bonds, advance payment bonds, performance bonds, payment bonds, retention and/or warranty bonds or other bonds or similar instruments.

“Indebtedness” of any specified Person means (a) all obligations of such specified Person for borrowed money or arising out of any extension of credit to or for the account of such specified Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments), (b) all obligations of such specified Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such specified Person upon which interest charges are customarily paid, (d) all obligations of such specified Person under conditional sale or other title retention agreements relating to Assets purchased by such specified Person, (e) all obligations of such specified Person issued or assumed as the deferred purchase price of property or services, (f) all Liabilities secured by (or for which any Person to which any such Liability is owed has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge or other encumbrance on property owned or acquired by such specified Person (or upon any revenues, income or profits of such specified Person therefrom), whether or not the obligations secured thereby have been assumed by the specified Person or otherwise become Liabilities of the specified Person, (g) all capital lease obligations of such specified Person, (h) all securities or other similar instruments convertible or exchangeable into any of the foregoing, and (i) any Liability of others of a type described in any of the preceding clauses (a) through (h) in respect of which the specified Person has incurred, assumed or acquired a Liability by means of a Guarantee.

“Indemnifiable Loss” has the meaning set forth in Section 9.5.

“Indemnifying Party” has the meaning set forth in Section 9.4(a).

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“Indemnitee” means any Newcastle Indemnitee or any New Senior Indemnitee.

“Indemnity Loan” has the meaning set forth in Section 9.4(h).

“Indemnity Loan Agreement” has the meaning set forth in Section 9.4(h).

“Indemnity Payment” has the meaning set forth in Section 9.5.

“Information Statement” means the information statement, attached as an exhibit to the Registration Statement, and any related documentation to be provided to holders of Newcastle Common Stock in connection with the Distribution, including any amendments or supplements thereto.

“Insurance Policy” means any insurance policies and insurance Contracts, including, without limitation, general liability, property and casualty, workers’ compensation, automobile, directors & officers liability, errors and omissions, employee dishonesty and fiduciary liability policies, whether, in each case, in the nature of primary, excess, umbrella or self-insurance overage, together with all rights, benefits and privileges thereunder.

“Insurance Proceeds” means those monies (in each case, net of any out-of-pocket costs or expenses incurred in the collection thereof):

(a)           received by an insured Person from any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective, excluding any proceeds received directly or indirectly (such as through reinsurance arrangements) from any captive insurance Subsidiary of the insured Person; or

(b)          paid on behalf of an insured Person by any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective, excluding any such payment made directly or indirectly (such as through reinsurance arrangements) from any captive insurance Subsidiary of the insured Person, on behalf of the insured.

“Intercompany Account” means any receivable, payable or loan between any member of the Newcastle Group, on the one hand, and any member of the New Senior Group, on the other hand, that exists prior to the Effective Time and is reflected in the records of the relevant members of the Newcastle Group and the New Senior Group, except for any such receivable, payable or loan that arises pursuant to this Agreement or any Ancillary Agreement.

“Intercompany Agreement” means any Contract, whether or not in writing, between or among any member of the Newcastle Group, on the one hand, and any member of the New Senior Group, on the other hand, entered into prior to the Distribution Date, but excluding any Contract to which a Person other than any member of the Newcastle Group or the New Senior Group is also a party.

“IRS” means the United States Internal Revenue Service.

“Investment Advisors Act” means the Investment Advisors Act of 1940.

“Investment Company Act” means the Investment Company Act of 1940.

“Junior Subordinated Notes” means Newcastle’s junior subordinated notes due 2035, issued pursuant to the Junior Subordinated Indenture, dated April 30, 2009, between Newcastle and The Bank of New York Mellon Trust Company, National Association.

“Law” means any law, statute, ordinance, code, rule, regulation, order, writ, proclamation, judgment, injunction or decree of any Governmental Authority.

“Liabilities” means any and all Indebtedness, liabilities and obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including those arising under any Law, Action or any judgment of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any Contract.

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“Losses” means any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, interest costs, Taxes, fines and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).

“Manager” means FIG LLC, a Delaware limited liability company.

“Newcastle” has the meaning set forth in the preamble to this Agreement.

“Newcastle Assets” means all Assets owned, directly or indirectly, by Newcastle, other than any New Senior Assets.

“Newcastle Common Stock” has the meaning set forth in the recitals to this Agreement.

“Newcastle D&O Policy” has the meaning set forth in Section 7.1.

“Newcastle Group” means Newcastle and the Subsidiaries of Newcastle other than New Senior and the New Senior Subsidiaries.

“Newcastle Indemnitees” means each member of the Newcastle Group and its Affiliates (other than New Senior and the New Senior Subsidiaries) and each of their respective current or former stockholders, directors, officers, agents and employees (in each case, in such Person’s respective capacity as such) and their respective heirs, executors, administrators, successors and assigns.

“Newcastle Liabilities” means the Junior Subordinated Notes and any other Liabilities of Newcastle or any of its Subsidiaries, other than any New Senior Liabilities.

“Newcastle Management Agreement” means the Amended and Restated Management and Advisory Agreement, dated as of April 25, 2013, by and between Newcastle and FIG LLC.

“Newcastle Option Plan” has the meaning set forth in Section 4.4(a).

“Newcastle Options” has the meaning set forth in Section 4.4(a).

“New Senior” has the meaning set forth in the preamble to this Agreement.

“New Senior Assets” means all of the equity of the New Senior Subsidiaries and all of the other assets held by New Senior set forth on Section 1.1 of the Disclosure Schedule. For the avoidance of doubt, the New Senior Assets shall include, but not be limited to, all Assets recorded on the consolidated balance sheet of New Senior as of the date of this Agreement.

“New Senior Common Stock” has the meaning set forth in the recitals to this Agreement.

“New Senior Group” means New Senior and the New Senior Subsidiaries.

“New Senior Indemnitees” means each member of the New Senior Group and their Affiliates and each of their respective current or former stockholders, directors, officers, agents and employees (in each case, in such Person’s respective capacity as such) and their respective heirs, executors, administrators, successors and assigns.

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“New Senior Liabilities” means, except as otherwise expressly provided in this Agreement or one or more Ancillary Agreements, if any:

(a)           all Liabilities relating to or arising out of the New Senior Assets whether arising prior to, at the time of, or after the Effective Time;

(b)          all Liabilities arising out of claims made by New Senior’s directors, officers and Affiliates after the Effective Time against Newcastle or New Senior, to the extent relating to the New Senior Assets; and

(c)           any potential liabilities with respect to matters identified on, and subject to the limitations set forth on, Section 1.2 of the Disclosure Schedule.

“New Senior Management Agreement” has the meaning set forth in Section 3.4(a).

“New Senior Ratio” means the amount determined by dividing (x) the number one (1) by (y) the Distribution Ratio.

“New Senior Options” has the meaning set forth in Section 4.4(a).

“New Senior Subsidiaries” means the Subsidiaries of New Senior as of the date of this Agreement, including, but not limited to, the Subsidiaries of New Senior listed on Exhibit A hereto, and any Subsidiary of New Senior formed after the date of this Agreement and prior to the Distribution Date.

“Nonqualifying Income” means any amount that is treated as gross income for purposes of Section 856 of the Code and which is not Qualifying Income.

“NYSE” means the New York Stock Exchange, Inc.

“NYSE Listing Application” has the meaning set forth in Section 3.2(a).

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a union, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Post-Distribution Newcastle Common Stock Price” means the five (5) day average closing price for Newcastle Common Stock subsequent to the Distribution Date.

“Post-Distribution New Senior Common Stock Price” means the five (5) day average closing price for New Senior Common Stock subsequent to the Distribution Date.

“Post-Distribution Options” has the meaning set forth in Section 4.4(a).

“Pre-Distribution Option Price” has the meaning set forth in Section 4.4(a).

“Protected REIT” means any entity that (i) has elected to be taxed as a REIT, and (ii) either (A) is an Indemnitee or (B) owns a direct or indirect equity interest in any Indemnitee and is treated for purposes of Section 856 of the Code as owning all or a portion of the assets of such Indemnitee or as receiving all or a portion of the Indemnitee’s income.

“Qualifying Income” means gross income that is described in Section 856(c)(3) of the Code.

“Record Date” means the close of business on the date, to be determined by the board of directors of Newcastle, as the record date for determining holders of Newcastle Common Stock entitled to receive shares of New Senior Common Stock in the Distribution.

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“Record Holders” has the meaning set forth in Section 4.2.

“Registration Statement” means the registration statement on Form 10 of New Senior with respect to the registration under the Exchange Act of the New Senior Common Stock to be distributed in the Distribution, including any amendments or supplements thereto.

“REIT” means a real estate investment trust, as defined under the Code.

“REIT Qualification Ruling” has the meaning set forth in Section 9.4(h).

“REIT Requirements” means the requirements imposed on REITs pursuant to Sections 856 through and including 860 of the Code.

“Release Document” has the meaning set forth in Section 9.4(h).

“SEC” means the United States Securities and Exchange Commission.

“Security Interests” means any mortgage, security interest, pledge, lien, charge, claim, option, indenture, right to acquire, right of first refusal, deed of trust, licenses to third parties, leases to third parties, security agreements, voting or other restriction, covenant, condition, restriction, encroachment, restriction on transfer, restrictions or limitations on use of real or personal property or any other encumbrance of any nature whatsoever, imperfections in or failure of title or defect of title.

“Separation” means the transactions contemplated by Article II.

“Subsidiary” means, with respect to any specified Person, any corporation, partnership, limited liability company, joint venture or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such specified Person or by any one or more of its subsidiaries, or by such specified Person and one or more of its subsidiaries.

“Taxes” means all taxes, charges, fees, duties, levies, imposts or other assessments imposed by any federal, state, local or foreign Taxing Authority, including, but not limited to, income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added and other taxes, and any interest, penalties or additions attributable thereto.

“Taxing Authority” means any Governmental Authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Third-Party Claim” has the meaning set forth in Section 9.4(b).

“Transactions” means the Separation, the Distribution and any other transactions contemplated by this Agreement or any Ancillary Agreement.

Section 1.2              Interpretation. In this Agreement and the Ancillary Agreements, if any, unless the context clearly indicates otherwise:

(a)              words used in the singular include the plural and words used in the plural include the singular;

(b)             the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(c)              the word “or” shall have the inclusive meaning represented by the phrase “and/or”;

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(d)              relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(e)              accounting terms used herein shall have the meanings historically ascribed to them by Newcastle and its Subsidiaries in its and their internal accounting and financial policies and procedures in effect immediately prior to the date of this Agreement;

(f)               reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(g)              reference to any Law means such Law (including any and all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(h)              references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; a reference to such Person’s “Affiliates” shall be deemed to mean such Person’s Affiliates following the Distribution and any reference to a third party shall be deemed to mean a Person who is not a Party or an Affiliate of a Party;

(i)                if there is any conflict between the provisions of the main body of this Agreement or an Ancillary Agreement and the Exhibits and Schedules hereto or thereto, the provisions of the main body of this Agreement or the Ancillary Agreement, as applicable, shall control unless explicitly stated otherwise in such Schedule;

(j)               if there is any conflict between the provisions of this Agreement and any Ancillary Agreement, the provisions of such Ancillary Agreement shall control (but only with respect to the subject matter thereof) unless explicitly stated otherwise therein; and

(k)             any portion of this Agreement or any Ancillary Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be.

Article II

The SEPARATION

Section 2.1              Transfers of Assets and Assumptions of Liabilities.

(a)              Transfer of Assets and Assumption of Liabilities Prior to Effective Time. Subject to Section 2.1(b), Newcastle and New Senior agree to take all actions necessary so that, immediately prior to the Effective Time, (i) the New Senior Group will own, to the extent it does not already own, all of the New Senior Assets and none of the Newcastle Assets, and (ii) the New Senior Group will assume, to the extent it is not already liable for, all New Senior Liabilities.

(b)              Deferred Transfers and Assumptions.

                                                                       (i)      Nothing in this Agreement or in any Ancillary Agreement will be deemed to require the transfer of any Assets or the assumption of any Liabilities that by their terms or by operation of Law cannot be transferred or assumed.

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                                                                      (ii)      To the extent that any transfer of Assets or assumption of Liabilities contemplated by this Agreement or any Ancillary Agreement is not consummated prior to the Effective Time as a result of an absence or non-satisfaction of any required Consent, Governmental Approval and/or other condition (such Assets or Liabilities, a “Deferred Asset” or a “Deferred Liability,” as applicable, and, collectively, a “Deferred Asset or Liability”), the Parties will use commercially reasonable efforts to effect such transfers or assumptions as promptly following the Effective Time as practicable. If and when the Consents, Governmental Approvals and/or other conditions, the absence or non-satisfaction of which gave rise to the Deferred Asset or Deferred Liability, are obtained or satisfied, the transfer or assumption of the Deferred Asset or Deferred Liability will be effected in accordance with and subject to the terms of this Agreement or the applicable Ancillary Agreement, if any.

                                                                      (iii)      From and after the Effective Time until such time as the Deferred Asset or Deferred Liability is transferred or assumed, as applicable, (A) the Party retaining such Deferred Asset will thereafter hold such Deferred Asset for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and (B) the Party intended to assume such Deferred Liability will pay or reimburse the Party retaining such Deferred Liability for all amounts paid or incurred in connection with the retention of such Deferred Liability; it being agreed that the Party retaining such Deferred Asset or Deferred Liability will not be obligated, in connection with the foregoing clause (A) and clause (B), to expend any money unless the necessary funds are advanced or agreed in writing to be reimbursed by the Party entitled to such Deferred Asset or intended to assume such Deferred Liability. The Party retaining the Deferred Asset or Deferred Liability will use its commercially reasonable efforts to notify the Party entitled to or intended to assume such Deferred Asset or Deferred Liability of the need for such expenditure. In addition, the Party retaining such Deferred Asset or Deferred Liability will, insofar as reasonably practicable and to the extent permitted by applicable Law, (A) treat such Deferred Asset or Deferred Liability in the ordinary course of business consistent with past practice, (B) promptly take such other actions as may be requested by the Party entitled to such Deferred Asset or by the Party intended to assume such Deferred Liability in order to place such Party in the same position as if the Deferred Asset or Deferred Liability had been transferred or assumed, as applicable, as contemplated hereby, and so that all the benefits and burdens relating to such Deferred Asset or Deferred Liability, including possession, use, risk of loss, potential for gain, and control over such Deferred Asset or Deferred Liability, are to inure from and after the Effective Time to such Party entitled to such Deferred Asset or intended to assume such Deferred Liability and (C) hold itself out to third parties as agent or nominee on behalf of the Party entitled to such Deferred Asset or intended to assume such Deferred Liability.

                                                                     (iv)      In furtherance of the foregoing, the Parties agree that, as of the Effective Time, each Party will be deemed to have acquired beneficial ownership of all of the Assets, together with all rights and privileges incident thereto, and will be deemed to have assumed all of the Liabilities, and all duties, obligations and responsibilities incident thereto, that such Party is entitled to acquire or intended to assume pursuant to the terms of this Agreement or the applicable Ancillary Agreement, if any.

                                                                      (v)      The Parties agree to treat, for all tax purposes, any Asset or Liability that is not transferred or assumed prior to the Effective Time and which is subject to the provisions of this Section 2.1(b), as (A) owned by the Party to which such Asset was intended to be transferred or by the Party which was intended to assume such Liability, as the case may be, from and after the Effective Time, (B) having not been owned by the Party retaining such Asset or Liability, as the case may be, at any time from and after the Effective Time, and (C) having been held by the Party retaining such Asset or Liability, as the case may be, only as agent or nominee on behalf of the other Party from and after the Effective Time until the date such Asset or Liability, as the case may be, is transferred to or assumed by such other Party. The Parties will not take any position inconsistent with the foregoing unless otherwise required by applicable Law (in which case, the Parties will provide indemnification for any Taxes attributable to the Asset or Liability during the period beginning on the Distribution Date and ending on the date of the actual transfer).

(c)           Misallocated Assets and Liabilities.

                                                                        (i)      In the event that, at any time from and after the Effective Time, either Party discovers that it or another member of its Group is the owner of, receives or otherwise comes to possess or benefit from any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) that should have been allocated to a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any deliberate acquisition of Assets from a member of the other Group for value subsequent to the Effective Time), such Party shall promptly transfer, or cause to be transferred, such Asset to such member of the other Group, and such member of the other Group shall accept such Asset for no further consideration other than that set forth in this Agreement and such Ancillary Agreement. Prior to any such transfer, such Asset shall be held in accordance with Section 2.1(b).

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                                                                       (ii)      In the event that, at any time from and after the Effective Time, either Party discovers that it or another member of its Group is liable for any Liability that should have been allocated to a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any deliberate assumption of Liabilities from a member of the other Group for value subsequent to the Effective Time), such Party shall promptly transfer, or cause to be transferred, such Liability to such member of the other Group and such member of the other Group shall assume such Liability for no further consideration than that set forth in this Agreement and such Ancillary Agreement. Prior to any such assumption, such Liabilities shall be held in accordance with Section 2.1(b).

(d)          Instruments of Transfer and Assumption. The Parties agree that (i) transfers of Assets that may be required by this Agreement or any Ancillary Agreement shall be effected by delivery by the transferor to the transferee of (A) with respect to those Assets that constitute stock or other equity interests, certificates endorsed in blank or evidenced or accompanied by stock powers or other instruments of transfer endorsed in blank, against receipt and (B) with respect to all other Assets, such good and sufficient instruments of contribution, conveyance, assignment and transfer, in form and substance reasonably satisfactory to the Parties, as shall be necessary, in each case, to vest in the designated transferee all of the title and ownership interest of the transferor in and to any such Asset, and (ii) the assumptions of Liabilities required by this Agreement or any Ancillary Agreement shall be effected by delivery by the transferee to the transferor of such good and sufficient instruments of assumption, in form and substance reasonably satisfactory to the Parties, as shall be necessary, in each case, for the assumption by the transferee of such Liabilities.

Section 2.2              Termination of Intercompany Agreements.

(a)              Except as set forth in Section 2.2(b), Newcastle, on behalf of itself and each of the other members of the Newcastle Group, and New Senior, on behalf of itself and each of the other members of the New Senior Group, hereby terminate, effective as of the Effective Time, any and all Intercompany Agreements. No such terminated Intercompany Agreement will be of any further force or effect from and after the Effective Time and all Parties shall be released from all Liabilities thereunder other than the Liability to settle any Intercompany Accounts as provided in Section 2.3. Each Party shall take, or cause to be taken, any and all actions as may be reasonably necessary to effect the foregoing.

(b)             The provisions of Section 2.2(a) shall not apply to any of the following agreements (which agreements shall continue to be outstanding after the Distribution Date and thereafter shall be deemed to be, for each relevant Party (or the member of such Party’s Group), an obligation to a third party and shall no longer be an Intercompany Agreement):

                                                                        (i)      this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement), if any;

                                                                        (ii)      any confidentiality or non-disclosure agreements among any members of either Group or employees of the Manager; and

                                                                       (iii)      any agreement listed or described on Section 2.2(b) of the Disclosure Schedule, if any.

Section 2.3              Settlement of Intercompany Account. Each Intercompany Account outstanding immediately prior to the Distribution Date (other than those set forth on Section 2.3 of the Disclosure Schedule, if any), will be satisfied and/or settled in full in cash or otherwise cancelled and terminated or extinguished by the relevant members of the Newcastle Group and the New Senior Group prior to the Effective Time, in each case, in the manner agreed to by the Parties. Each Intercompany Account outstanding immediately prior to the Distribution Date set forth on Section 2.3 of the Disclosure Schedule shall continue to be outstanding after the Distribution Date (unless previously satisfied in accordance with its terms) and thereafter shall be deemed to be, for each Party (or the relevant member of such Party’s Group), an obligation to a third party and shall no longer be an Intercompany Account.

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Article III

CERTAIN ACTIONS PRIOR TO THE DISTRIBUTION

Section 3.1              SEC and Other Securities Filings.

(a)              Prior to the date of this Agreement, the Parties caused the Registration Statement to be prepared and filed with the SEC.

(b)             The Parties shall use their respective commercially reasonable efforts to cause the Registration Statement to become effective as soon as reasonably practicable following the date of this Agreement.

(c)              As soon as practicable after the Registration Statement becomes effective, Newcastle shall cause the Information Statement to be mailed to the Record Holders.

(d)             The Parties shall cooperate in preparing, filing with the SEC and causing to become effective any other registration statements or amendments or supplements thereto that are necessary or appropriate in order to effect the Transactions, or to reflect the establishment of, or amendments to, any employee benefit plans contemplated hereby.

(e)              The Parties shall take all such action as may be necessary or appropriate under state and foreign securities or “blue sky” Laws in connection with the Transactions.

Section 3.2              NYSE Listing Application.

(a)              Prior to the date of this Agreement, the Parties caused an application for the listing on the NYSE of New Senior Common Stock to be issued to the Record Holders in the Distribution (the “NYSE Listing Application”) to be prepared and filed.

(b)             The Parties shall use commercially reasonable efforts to have the NYSE Listing Application approved, subject to official notice of issuance, as soon as reasonably practicable following the date of this Agreement.

(c)              Newcastle shall give the NYSE notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

Section 3.3              Distribution Agent Agreement. On or prior to the date of this Agreement, Newcastle shall, if requested by the Distribution Agent, enter into a distribution agent agreement with the Distribution Agent.

Section 3.4              Management Agreements.

(a)              New Senior Management Agreement. On or prior to the Distribution Date, New Senior shall enter into a management and advisory agreement with the Manager (the “New Senior Management Agreement”) substantially in the form filed by New Senior with the SEC as an exhibit to the Registration Statement.

(b)             Adjustment to Newcastle Management Fee. The Parties acknowledge and agree that immediately following the Distribution, the amount of Newcastle’s “Gross Equity” as defined in Section 8(a) of the Newcastle Management Agreement shall be reduced by an amount equal to New Senior’s initial “Gross Equity” as defined in Section 8(a) of the New Senior Management Agreement.

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Section 3.5              Governmental Approvals and Consents. To the extent that any of the Transactions require any Governmental Approval or Consent which has not been obtained prior to the date of this Agreement, the Parties will use commercially reasonable efforts to obtain, or cause to be obtained, such Governmental Approval or Consent prior to the Effective Time.

Section 3.6              Ancillary Agreements. Prior to the Effective Time, each Party shall execute and deliver, and shall cause each applicable member of its Group to execute and deliver, as applicable, such other written agreements, documents or instruments (collectively, the “Ancillary Agreements”) as the Parties may agree are reasonably necessary or desirable and which specifically state that they are Ancillary Agreements within the meaning of this Agreement.

Section 3.7              Governance Matters.

(a)              Articles of Incorporation and Bylaws. On or prior to the Distribution Date, the Parties shall take all necessary actions to adopt each of the amended and restated articles of incorporation and the amended and restated bylaws of New Senior, each substantially in the forms filed by New Senior with the SEC as exhibits to the Registration Statement.

(b)             Officers and Directors. On or prior to the Distribution Date, the Parties shall take all necessary action so that, as of the Distribution Date, the officers and directors of New Senior will be as set forth in the Information Statement.

Article IV

THE DISTRIBUTION

Section 4.1              Dividend to Newcastle. Prior to the Distribution Date, New Senior shall issue to Newcastle as a stock dividend such number of shares of New Senior Common Stock (or Newcastle and New Senior shall take or cause to be taken such other appropriate actions to ensure that Newcastle has the requisite number of shares of New Senior Common Stock) as may be required to effect the Distribution.

Section 4.2              Delivery to Distribution Agent. Subject to Section 5.1, on or prior to the Distribution Date, Newcastle will authorize the Distribution Agent, for the benefit of holders of record of Newcastle Common Stock at the close of business on the Record Date (the “Record Holders”), to effect the book-entry transfer of all outstanding shares of New Senior Common Stock and will instruct the Distribution Agent to effect the Distribution at the Effective Time in the manner set forth in Section 4.3.

Section 4.3              Mechanics of the Distribution.

(a)              On the Distribution Date, Newcastle will direct the Distribution Agent to distribute, effective as of the Effective Time, to each Record Holder, [ ] share of New Senior Common Stock for each share of Newcastle Common Stock held by such Record Holder on the Record Date (the “Distribution Ratio”). All such shares of New Senior Common Stock to be so distributed shall be distributed as uncertificated shares registered in book-entry form through the direct registration system. No certificates therefor shall be distributed. Following the Distribution, Newcastle shall cause the Distribution Agent to deliver an account statement to each holder of New Senior Common Stock reflecting such holder’s ownership thereof. All of the shares of New Senior Common Stock distributed in the Distribution will be validly issued, fully paid and non-assessable.

(b)             Notwithstanding any other provision of this Agreement, Newcastle, the Distribution Agent, or any Person that is a withholding agent under applicable Law shall be entitled to deduct and withhold from any consideration distributable or payable hereunder the amounts required to be deducted and withheld under the Code, or any provision of any U.S. federal, state, local or foreign Tax Law. Any amounts so withheld shall be paid over to the appropriate Taxing Authority in the manner prescribed by Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons in respect of which such deduction and withholding was made.

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Section 4.4              Newcastle Equity Award Adjustment.

(a)              Subsequent to the effectiveness of the Registration Statement, but prior to the consummation of the Distribution, and subject to the consummation of the Distribution, each right relating to shares of Newcastle Common Stock (“Newcastle Options”) that was granted and outstanding under the Newcastle Investment Corp. Nonqualified Stock Option and Incentive Award Plan, the Newcastle Investment Corp. Nonqualified Stock Option and Incentive Award Plan for Non-Natural Persons, the 2012 Newcastle Investment Corp. Nonqualified Stock Option and Incentive Award Plan or the 2014 Newcastle Investment Corp. Nonqualified Stock Option and Incentive Award Plan (each, a “Newcastle Option Plan”) shall remain granted and outstanding and shall not, and Newcastle shall cause (to the maximum extent permitted under the Newcastle Option Plan) the Newcastle Options not to, terminate, accelerate or otherwise vest as a result of the Distribution.

(b)             Subsequent to the effectiveness of the Registration Statement, but prior to the consummation of the Distribution, and subject to the consummation of the Distribution, each holder of a Newcastle Option immediately prior to the Distribution will be entitled to the following, determined in a manner in accordance with, and subject to, the Newcastle Option Plan, any award agreement or other document pursuant to which the Newcastle Option was awarded or is currently governed, and, to the extent applicable, FASB ASC Topic 718, Compensation—Stock Compensation, and Section 409A of the Code:

                                                                        (i)      a right relating to a number of shares of New Senior Common Stock (the “New Senior Options”) equal to the product of (1) the Distribution Ratio multiplied by (2) the number of shares of Newcastle Common Stock subject to the Newcastle Option held by such holder immediately prior to the Distribution, rounded down to the nearest whole share, with an exercise price equal to the product of (1) the per share exercise price of the Newcastle Option immediately prior to the Distribution Date (the “Pre-Distribution Option Price”) multiplied by (2) a fraction, the numerator of which shall be the Post-Distribution New Senior Common Stock Price and the denominator of which shall be the sum of (x) the Post-Distribution Newcastle Common Stock Price and (y) the quotient determined by dividing the Post-Distribution New Senior Common Stock Price by the New Senior Ratio, rounded up to the nearest cent and

                                                                       (ii)      the adjustment of the exercise price of such holder’s Newcastle Option, to be equal to the product of (1) the Pre-Distribution Option Price multiplied by (2) a fraction, the numerator of which shall be the Post-Distribution Newcastle Common Stock Price and the denominator of which shall be the sum of (x) the Post-Distribution Newcastle Common Stock Price and (y) the quotient determined by dividing the Post-Distribution New Senior Common Stock Price by the New Senior Ratio, rounded up to the nearest cent (the “Adjusted Newcastle Options”) (the New Senior Options and the Adjusted Newcastle Options, together, the “Post-Distribution Options”).

The terms and conditions applicable to the New Senior Options shall be substantially similar to the terms and conditions otherwise applicable to the corresponding Newcastle Options.

(c)              The exercise price of the New Senior Options and the Adjusted Newcastle Options shall be set in compliance with Treasury Regulation Section 1.409A-1(b)(5)(v)(D), regardless whether applicable, to maintain the intrinsic value of the Newcastle Options as of the Distribution Date, and to maintain the ratio of exercise price to fair market value of the Newcastle Options and the Post-Distribution Options.

(d)             Each of Newcastle and New Senior intends that, subsequent to the Distribution, New Senior shall establish, or shall cause to be established, one or more equity incentive or similar plans that will allow or provide for the issuance of restricted stock, new rights relating to New Senior Common Stock, or other equity awards on such terms, and subject to such conditions (including, without limitation, as to eligibility, vesting and performance criteria), as New Senior may decide in its sole discretion.

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Article V

CONDITIONS

Section 5.1              Conditions Precedent to Consummation of the Distribution. The Distribution shall not be effected unless and until the following conditions have been satisfied or waived by Newcastle, in its sole and absolute discretion, at or before the Effective Time:

(a)              the board of directors of Newcastle shall have declared the Distribution, which declaration may be made or withheld at its sole and absolute discretion;

(b)             the Registration Statement shall have been declared effective by the SEC, with no stop order in effect with respect thereto, and no proceedings for such purpose shall be pending before, or threatened by, the SEC;

(c)              Newcastle shall have mailed the Information Statement (and such other information concerning New Senior, the Distribution and such other matters as the Parties shall determine and as may otherwise be required by Law) to the Record Holders;

(d)             all other actions and filings necessary or appropriate under applicable federal or state securities Laws and state blue sky Laws in connection with the Transactions shall have been taken;

(e)              Newcastle shall have obtained an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably satisfactory to Newcastle, to the effect that, commencing with Newcastle’s initial taxable year that ended on December 31, 2002, Newcastle has been organized in conformity with the requirements for qualification as a REIT under the Code, and its actual method of operation through the date of this letter has enabled, and its proposed method of operation will enable, it to meet the requirements for qualification and taxation as a REIT;

(f)               New Senior shall have obtained an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably satisfactory to New Senior, to the effect that, commencing with New Senior’s initial taxable year ending on December 31, 2014, New Senior has been organized in conformity with the requirements for qualification as a REIT under the Code, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT;

(g)              Newcastle shall not be required to register as an investment company under the Investment Company Act;

(h)              New Senior shall not be required to register as an investment company under the Investment Company Act;

(i)               the NYSE shall have approved the NYSE Listing Application, subject to official notice of issuance;

(j)               New Senior and the Manager shall have executed and delivered the New Senior Management Agreement and the Manager shall be registered under the Investment Advisors Act;

(k)              the Ancillary Agreements, if any, shall have been executed and delivered by each of the parties thereto and no party to any of the Ancillary Agreements will be in material breach of any such agreement;

(l)              any material Governmental Approvals and Consents necessary to consummate the Transactions or any portion thereof shall have been obtained and be in full force and effect;

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(m)            no preliminary or permanent injunction or other order, decree, or ruling issued by a Governmental Authority, and no statute (as interpreted through orders or rules of any Governmental Authority duly authorized to effectuate the statute), rule, regulation or executive order promulgated or enacted by any Governmental Authority shall be in effect preventing the consummation of, or materially limiting the benefits of, the Transactions; and

(n)              no other event or development shall have occurred or failed to occur that, in the judgment of the board of directors of Newcastle, in its sole discretion, prevents the consummation of the Transactions or any portion thereof or makes the consummation of the Transactions inadvisable.

Section 5.2              Right Not to Close. Each of the conditions set forth in Section 5.1 is for the benefit of Newcastle, and the board of directors of Newcastle may, in its sole and absolute discretion, determine whether to waive any condition, in whole or in part. Any determination made by the board of directors of Newcastle concerning the satisfaction or waiver of any or all of the conditions in Section 5.1 will be conclusive and binding on the Parties. The satisfaction of the conditions set forth in Section 5.1 will not create any obligation on the part of Newcastle to any other Person to effect any of the Transactions or in any way limit Newcastle’s right to terminate this Agreement and the Ancillary Agreements as set forth in Section 11.1 or alter the consequences of any termination from those specified in Section 11.2.

Article VI

no Representations or Warranties

Section 6.1              Disclaimer of Representations and Warranties. EACH PARTY (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF ITS GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR IN ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, NO PARTY IS REPRESENTING OR WARRANTING IN ANY WAY AS TO (A) THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED, DISTRIBUTED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, (B) ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, (C) THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF ANY PARTY, (D) THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR (E) THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, DISTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER OR THEREUNDER TO CONVEY TITLE TO ANY ASSET UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF.

Section 6.2              As Is, Where Is. EACH PARTY (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF ITS GROUP) UNDERSTANDS AND AGREES THAT ALL ASSETS TRANSFERRED PURSUANT TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT ARE BEING TRANSFERRED “AS IS, WHERE IS.”

Article VII

CERTAIN COVENaNTs AND ADDITIONAL AGREEMENTS

Section 7.1              Insurance Matters. Following the Distribution Date, Newcastle shall maintain its currently existing Insurance Policies related to director and officer liability (the “Newcastle D&O Policies”). Prior to the Distribution Date, Newcastle and New Senior shall use commercially reasonable efforts to obtain separate Insurance Policies for New Senior on substantially similar terms as the Newcastle D&O Policies (it being understood that New Senior shall be responsible for all premiums, costs and fees associated with any new insurance policies placed for the benefit of New Senior pursuant to this Section 7.1, which, for the avoidance of doubt, shall exclude any premiums, costs and fees associated with any run-off Insurance Policy obtained by Newcastle in connection with the Separation).

Section 7.2              Tax Matters.

(a)              Taxability of Distribution. The Parties acknowledge that the Distribution is a taxable distribution under Section 301 of the Code, and the Parties shall not take any position on any U.S. federal, state, local or foreign Tax return that is inconsistent with such treatment.

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(b)             Newcastle and New Senior REIT Status.

                                                                        (i)      Newcastle has no knowledge of any fact or circumstance that would cause New Senior to fail to qualify as a REIT, including a failure to qualify as a REIT due to Newcastle’s failure to maintain REIT status.

                                                                       (ii)      Subject to Section 7.2(b)(iii), Newcastle shall use its commercially reasonable efforts to cooperate with New Senior as necessary to enable New Senior to qualify for taxation as a REIT and receive customary legal opinions concerning New Senior’s qualification and taxation as a REIT, including by providing information and representations to New Senior and its tax counsel with respect to the composition of Newcastle’s income and Assets, the composition of the holders of stock of Newcastle and Newcastle’s organization, operation, and qualification as a REIT.

                                                                      (iii)      Newcastle shall use reasonable best efforts to maintain its REIT status for each of its taxable years ending on or before December 31, 2015, unless Newcastle obtains an opinion from a nationally recognized tax counsel or a private letter ruling from the IRS, on which New Senior can rely, substantially to the effect that Newcastle’s failure to maintain its REIT status will not prevent New Senior from making a valid REIT election for any taxable year, or otherwise cause New Senior to fail to qualify for taxation as a REIT for any taxable year, pursuant to Section 856(g)(3) of the Code.

                                                                      (iv)      New Senior shall use its reasonable best efforts to qualify for taxation as a REIT for its taxable year ending December 31, 2014.

Section 7.3              No Restrictions on Post-Closing Competitive Activities; Corporate Opportunities.

(a)              Each of the Parties agrees that this Agreement shall not include any non-competition or other similar restrictive arrangements with respect to the range of business activities that may be conducted, or investments that may be made, by the Groups. Accordingly, each of the Parties acknowledges and agrees that nothing set forth in this Agreement shall be construed to create any explicit or implied restriction or other limitation on the ability of any Group to engage in any business or other activity that overlaps or competes with the business of the other Group, including investing in senior housing properties. Except as expressly provided herein, or in the Ancillary Agreements, if any, each Group shall have the right to, and shall have no duty to abstain from exercising such right to, (i) engage or invest, directly or indirectly, in the same, similar or related business activities or lines of business as the other Group, (ii) make investments in the same or similar types of investments as the other Group, (iii) do business with any client, customer, vendor, property manager or lessor of any of the other Group or (iv) employ or otherwise engage any officer, director or employee of the other Group. Neither Party or Group, nor any officer or director thereof, shall be liable to the other Party or Group or its stockholders for breach of any fiduciary duty by reason of any such activities of such Party or Group or of any such Person’s participation therein.

(b)             Except as Newcastle and each other member of the Newcastle Group, on the one hand, and New Senior and each other member of the New Senior Group, on the other hand, may otherwise agree in writing, the Parties hereby acknowledge and agree that if any Person that is a member of a Group, including any officer or director thereof, acquires knowledge of a potential transaction or matter that may be a corporate opportunity for either or both Groups, neither the other Group nor its stockholder shall have an interest in, or expectation that, such corporate opportunity be offered to it or that it be offered an opportunity to participate therein, and any such interest, expectation, offer or opportunity to participate, and any other interest or expectation otherwise due to such Group with respect to such corporate opportunity, is hereby renounced by such Group on its behalf and on behalf of its stockholders. Accordingly, subject to Section 7.3(c) below, (i) neither Group nor any officer or director thereof will be under any obligation to present, communicate or offer any such corporate opportunity to the other Group and (ii) each Group has the right to hold any such corporate opportunity for their own account, or to direct, recommend, sell, assign or otherwise transfer such corporate opportunity to any Person or Persons other than the other Group, and, to the fullest extent permitted by Law, neither Group nor the officers or directors thereof shall have or be under any fiduciary duty, duty of loyalty or duty to act in good faith or in the best interests of the other Group and its stockholders and shall not be liable to the other Group and its stockholders for any breach or alleged breach thereof or for any derivation of personal economic gain by reason of the fact that such Group or any of its officers or directors pursues or acquires the corporate opportunity for itself, or directs, recommends, sells, assigns or otherwise transfers the corporate opportunity to another Person, or such Group and its officers or directors does not present, offer or communicate information regarding the corporate opportunity to the other Group.

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(c)              Except as Newcastle and each other member of the Newcastle Group, on the one hand, and New Senior and each other member of the New Senior Group, on the other hand, may otherwise agree in writing, the Parties hereby acknowledge and agree that in the event that a director or officer of either Group who is also a director or officer of the other Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity or is offered a corporate opportunity, if (i) such Person acts in good faith and (ii) such knowledge of such potential transaction or matter was not obtained solely in connection with, or such corporate opportunity was not offered to such Person solely in, such Person’s capacity as director or officer of either Group, then (A) such director or officer, to the fullest extent permitted by Law, (1) shall be deemed to have fully satisfied and fulfilled such Person’s fiduciary duty to each Group and their stockholders with respect to such corporate opportunity, (2) shall not have or be under any fiduciary duty to either Group or their stockholders and shall not be liable to either Group or their stockholders for any breach or alleged breach thereof by reason of the fact that the other Group pursues or acquires the corporate opportunity for itself, or directs, recommends, sells, assigns or otherwise transfers the corporate opportunity to another Person, or either Group or such director or officer does not present, offer or communicate information regarding the corporate opportunity to the other Group, (3) shall be deemed to have acted in good faith and in a manner such Person reasonably believes to be in, and not opposed to, the best interests of each Group and its stockholders and (4) shall not have any duty of loyalty to the other Group and its stockholders or any duty not to derive any personal benefit therefrom and shall not be liable to the other Group or its stockholders for any breach or alleged breach thereof and (B) such potential transaction or matter that may be a corporate opportunity, or the corporate opportunity, shall belong to the applicable Group (and not to the other Group).

(d)             Except as provided in the Newcastle Management Agreement or the New Senior Management Agreement, if the Manager acquires knowledge of a potential transaction or matter that may be a corporate opportunity for either or both Groups, neither the Manager, nor any agent or advisor thereof, shall have any duty to communicate or present such corporate opportunity to either Group and shall not be liable to either Group or to their stockholders for breach of any fiduciary duty by reason of the fact that the Manager pursues or acquires the corporate opportunity for itself, or directs, recommends, sells, assigns or otherwise transfers the corporate opportunity to either Group or another Person, or does not present such corporate opportunity to either Group.

(e)              For the purposes of this Section 7.3, “corporate opportunities” of a Group shall include business opportunities that such Group are financially able to undertake, that are, by their nature, in a line of business of such Group, are of practical advantage to it and are ones in which any member of the Group has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of a Person or any of its officers or directors will be brought into conflict with that of such Group.

Article VIII

ACCESS TO INFORMATION; CONFIDENTIALITY; PRIVILEGE

Section 8.1              Agreement for Exchange of Information.

(a)              Subject to Section 8.1(b), for a period of three (3) years (the “Period”) following the Distribution Date, as soon as reasonably practicable after written request: (i) Newcastle shall afford to any member of the New Senior Group and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours to, or, at the New Senior Group’s expense, provide copies of, all books, records, Contracts, instruments, data, documents and other information in the possession or under the control of any member of the Newcastle Group immediately following the Distribution Date that relates to any member of the New Senior Group or the New Senior Assets and (ii) New Senior shall afford to any member of the Newcastle Group and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours to, or, at the Newcastle Group’s expense, provide copies of, all books, records, Contracts, instruments, data, documents and other information in the possession or under the control of any member of the New Senior Group immediately following the Distribution Date that relates to any member of the Newcastle Group or the Newcastle Assets; provided, however, that in the event that New Senior or Newcastle, as applicable, determine that any such provision of or access to any information in response to a request under this Section 8.1(a) would be commercially detrimental in any material respect, violate any Law or agreement or waive any attorney-client privilege, the work product doctrine or other applicable privilege, the Parties shall take all reasonable measures to permit compliance with such request in a manner that avoids any such harm or consequence; provided, further, that to the extent specific information- or knowledge-sharing provisions are contained in any of the Ancillary Agreements, such other provisions (and not this Section 8.1(a)) shall govern; provided, further, that the Period shall be extended with respect to requests related to any third party litigation or other dispute filed prior to the end of such period until such litigation or dispute is finally resolved.

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(b)             A request for information under Section 8.1(a) may be made: (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities laws) by a Governmental Authority having jurisdiction over such requesting party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims defense, regulatory filings, litigation or other similar requirements (other than in connection with any action, suit or proceeding in which any member of a Group is adverse to any member of the other Group), (iii) for use in compensation, benefit or welfare plan administration or other bona fide business purposes, or (iv) to comply with any obligations under this Agreement or any Ancillary Agreement.

(c)              Without limiting the generality of Section 8.1(a), until the end of the first full fiscal year following the Distribution Date (and for a reasonable period of time thereafter as required for any party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), New Senior shall use its commercially reasonable efforts to cooperate with any requests from any member of the Newcastle Group pursuant to Section 8.1(a) and Newcastle shall use its commercially reasonable efforts to cooperate with any requests from any member of the New Senior Group pursuant to Section 8.1(a), in each case to enable the requesting Party to meet its timetable for dissemination of its earnings releases and financial statements and to enable such requesting party’s auditors to timely complete their audit of the annual financial statements and review of the quarterly financial statements.

Section 8.2              Ownership of Information. Any information owned by any Person that is provided pursuant to Section 8.1(a) shall be deemed to remain the property of the providing Person. Unless specifically set forth herein, nothing contained in this Agreement shall be construed to grant or confer rights of license or otherwise to the requesting Person with respect to any such information.

Section 8.3              Compensation for Providing Information. A Person requesting information pursuant to Section 8.1(a) agrees to reimburse the providing Person for the reasonable expenses, if any, of gathering and copying such information, to the extent that such expenses are incurred for the benefit of the requesting Person.

Section 8.4              Retention of Records. To facilitate the exchange of information pursuant to this Article VIII after the Distribution Date, for a period of three (3) years following the Distribution Date, except as otherwise required or agreed in writing, the Parties agree to use commercially reasonable efforts to retain, or cause to be retained, all information in their, or any member of their Group’s, respective possession or control on the Distribution Date in accordance with the policies and procedures of Newcastle as in effect on the Distribution Date.

Section 8.5              Limitation of Liability. No Person required to provide information under this Article VIII shall have any Liability (a) if any historical information provided pursuant to this Article VIII is found to be inaccurate, in the absence of gross negligence or willful misconduct by such Person, or (b) if any information is lost or destroyed despite using commercially reasonable efforts to comply with the provisions of Section 8.4.

Section 8.6              Production of Witnesses. At all times from and after the Distribution Date, upon reasonable request:

(a)              New Senior shall use commercially reasonable efforts to make available, or cause to be made available, to any member of the Newcastle Group, the directors, officers, employees and agents of any member of the New Senior Group as witnesses to the extent that the same may reasonably be required by the requesting party (giving consideration to business demands of such directors, officers, employees and agents) in connection with any legal, administrative or other proceeding in which the requesting party may from time to time be involved, except in the case of any action, suit or proceeding in which any member of the New Senior Group is adverse to any member of the Newcastle Group; and

(b)             Newcastle shall use commercially reasonable efforts to make available, or cause to be made available, to any member of the New Senior Group, the directors, officers, employees and agents of any member of the Newcastle Group as witnesses to the extent that the same may reasonably be required by the requesting party (giving consideration to business demands of such directors, officers, employees and agents) in connection with any legal, administrative or other proceeding in which the requesting party may from time to time be involved, except in the case of any action, suit or proceeding in which any member of the Newcastle Group is adverse to any member of the New Senior Group.

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Section 8.7              Confidentiality.

(a)              New Senior (on behalf of itself and each other member of its Group) and Newcastle (on behalf of itself and each other member of its Group) shall hold, and shall cause each of their respective Affiliates to hold, and each of the foregoing shall cause their respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or use, for any purpose other than as expressly permitted pursuant to this Agreement or the Ancillary Agreements, if any, any and all Confidential Information concerning any member of the other Group without the prior written consent of such member of the other Group; provided, that each Party and the members of its Group may disclose, or may permit disclosure of, such Confidential Information (i) to other members of their Group and their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors (including the Manager) who have a need to know such information for purposes of performing services for a member of such Group and who are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, such Party will be responsible, (ii) if it or any of its Affiliates are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, or (iii) as necessary in order to permit such Party to prepare and disclose its financial statements, or other disclosures required by Law or such applicable stock exchange. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to the foregoing clause (ii) above, the Party requested to disclose Confidential Information concerning a member of the other Group, shall promptly notify such member of the other Group of the existence of such request or demand and, to the extent commercially practicable, shall provide such member of the other Group thirty (30) days (or such lesser period as is commercially practicable) to seek an appropriate protective order or other remedy, which the Parties will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Party that is required to disclose Confidential Information about a member of the Group shall furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall use commercially reasonable efforts to ensure that confidential treatment is accorded such information.

(b)             Notwithstanding anything to the contrary set forth herein, the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information of any member of the other Group if they exercise the same degree of care (but no less than a reasonable degree of care) as they exercise to preserve confidentiality for their own similar Confidential Information.

(c)              Upon the written request of a Party or a member of its Group, the other Party shall take, and shall cause the applicable members of its Group to take, reasonable steps to promptly (i) deliver to the requesting Person all original copies of Confidential Information (whether written or electronic) concerning the requesting Person or any member of its Group that is in the possession of the other Party or any member of its Group and (ii) if specifically requested by the requesting Person, destroy any copies of such Confidential Information (including any extracts therefrom), unless such delivery or destruction would violate any Law; provided, that the other Party shall not be obligated to destroy Confidential Information that is required by or relates to the business of the other Party or any member of its Group. Upon the written request of the requesting Person, the other Party shall, or shall cause another member of its Group to cause, its duly authorized officers to certify in writing to the requesting party that the requirements of the preceding sentence have been satisfied in full.

Section 8.8              Privileged Matters.

(a)              Pre-Distribution Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of the Parties and their Affiliates, and that each of the Parties should be deemed to be the client with respect to such pre-Distribution services for the purposes of asserting all privileges that may be asserted under applicable Law.

(b)             Post-Distribution Services. The Parties recognize that legal and other professional services will be provided following the Effective Time that will be rendered solely for the benefit of New Senior and its Affiliates or Newcastle and its Affiliates, as the case may be. With respect to such post-Distribution services, the Parties agree as follows:

                                                                        (i)      Newcastle shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the Newcastle Assets, whether or not the privileged information is in the possession of or under the control of Newcastle or New Senior. Newcastle shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Newcastle Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated by or against any member of the Newcastle Group, whether or not the privileged information is in the possession of or under the control of Newcastle or New Senior; and

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                                                                        (ii)      New Senior shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the New Senior Assets, whether or not the privileged information is in the possession of or under the control of Newcastle or New Senior. New Senior shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting New Senior Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated by or against any member of the New Senior Group, whether or not the privileged information is in the possession of or under the control of Newcastle or New Senior.

(c)              The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 8.8, with respect to all privileges not allocated pursuant to the terms of Section 8.8(b). New Senior may not waive, and shall cause each other member of the New Senior Group not to waive, any privilege that could be asserted by a member of the Newcastle Group under any applicable Law, and in which a member of the Newcastle Group has a shared privilege, without the consent of Newcastle, which consent shall not be unreasonably withheld, conditioned or delayed or as provided in Section 8.8(d) or Section 8.8(e) below. Newcastle may not waive, and shall cause each other member of the Newcastle Group not to waive, any privilege that could be asserted by a member of the New Senior Group under any applicable Law, and in which a member of the New Senior Group has a shared privilege, without the consent of New Senior, which consent shall not be unreasonably withheld, conditioned or delayed or as provided in Section 8.8(d) or Section 8.8(e) below.

(d)             In the event of any litigation or dispute between or among New Senior and Newcastle, or any members of their respective Groups, the Parties may waive a privilege in which a member of the other Group has a shared privilege, without obtaining the consent from any other party; provided, that such waiver of a shared privilege shall be effective only as to the use of information with respect to the litigation or dispute between the relevant Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to third parties.

(e)              If a dispute arises between or among New Senior and Newcastle, or any members of their respective Groups, regarding whether a privilege should be waived to protect or advance the interest of a party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of such party and shall not unreasonably withhold consent to any request for waiver by such party. Each Party agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests or the legitimate interests of any other member of its Group.

(f)               Upon receipt by either Party, or by any member of its Group, of any subpoena, discovery or other request which requires the production or disclosure of information which such Party knows is subject to a shared privilege or as to which a member of the other Group has the sole right hereunder to assert or waive a privilege, or if either Party obtains knowledge that any of its or any other member of its Group’s current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which requires the production or disclosure of such privileged information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 8.8 or otherwise to prevent the production or disclosure of such privileged information.

(g)              The access to information being granted pursuant to Section 8.1, the agreement to provide witnesses and individuals pursuant to Section 8.6 hereof, and the transfer of privileged information between and among the Parties and the members of their respective Groups pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement, any of the Ancillary Agreements or otherwise.

Section 8.9              Financial Information Certifications. The Parties agree to cooperate with each other in such manner as is necessary to enable the principal executive officer or officers, principal financial officer or officers and controller or controllers of each of the Parties to make the certifications required of them under Sections 302, 404 and 906 of the Sarbanes-Oxley Act of 2002.

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Article IX

MUTUAL RELEASES; INDEMNIFICATION

Section 9.1              Release of Pre-Distribution Claims.

(a)              Except as provided in Section 9.1(d), effective as of the Effective Time, New Senior does hereby, for itself and each other member of the New Senior Group, release and forever discharge each Newcastle Indemnitee, from any and all Liabilities whatsoever to any member of the New Senior Group, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, including in connection with the Transactions.

(b)             Except as provided in Section 9.1(d), effective as of the Effective Time, Newcastle does hereby, for itself and each other member of the Newcastle Group, release and forever discharge each New Senior Indemnitee from any and all Liabilities whatsoever to any member of the Newcastle Group, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, including in connection with the Transactions.

(c)              The Parties expressly understand and acknowledge that it is possible that unknown losses or claims exist or might come to exist or that present losses may have been underestimated in amount, severity, or both. Accordingly, the Parties are deemed expressly to understand provisions and principles of law such as Section 1542 of the Civil Code of the State of California (as well as any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar or comparable to Section 1542), which Section provides: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR. The Parties are hereby deemed to agree that the provisions of Section 1542 and all similar federal or state laws, rights, rules, or legal principles of California or any other jurisdiction that may be applicable herein, are hereby knowingly and voluntarily waived and relinquished with respect to the releases in Section 9.1(a) and Section 9.1(b).

(d)             Nothing contained in Section 9.1(a) or Section 9.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in, or contemplated to continue pursuant to, this Agreement or any Ancillary Agreement. Without limiting the foregoing, nothing contained in Section 9.1(a) or Section 9.1(b) shall release any Person from:

                                                                        (i)      any Liability, contingent or otherwise, assumed by, or allocated to, such Person in accordance with this Agreement or any Ancillary Agreement;

                                                                       (ii)      any Liability that such Person may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement for claims brought by third Persons, which Liability shall be governed by the provisions of this Article IX and, if applicable, the appropriate provisions of the Ancillary Agreements, if any;

                                                                       (iii)      any unpaid accounts payable or receivable arising from or relating to the sale, provision, or receipt of goods, payment for goods, property or services purchased, obtained or used in the ordinary course of business by any member of the Newcastle Group from any member of the New Senior Group, or by any member of the New Senior Group from any member of the Newcastle Group from and after the Effective Time; or

                                                                       (iv)      any Liability the release of which would result in the release of any Person other than an Indemnitee; provided, that the Parties agree not to bring suit, or permit any other member of their respective Group to bring suit, against any Indemnitee with respect to such Liability.

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(e)              New Senior shall not make, and shall not permit any other member of the New Senior Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against any Newcastle Indemnitee with respect to any Liabilities released pursuant to Section 9.1(a). Newcastle shall not make, and shall not permit any member of the Newcastle Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any New Senior Indemnitee with respect to any Liabilities released pursuant to Section 9.1(b).

Section 9.2              Indemnification by New Senior. Except as provided in Section 9.5 and Section 9.6, New Senior shall, and, in the case of Section 9.2(a) or Section 9.2(b), shall in addition cause each Appropriate Member of the New Senior Group to, indemnify, defend and hold harmless, the Newcastle Indemnitees from and against any and all Losses of the Newcastle Indemnitees relating to, arising out of or resulting from any of the following (without duplication):

(a)              any New Senior Liabilities, including the failure of any member of the New Senior Group or any other Person to pay, perform or otherwise promptly discharge any New Senior Liabilities in accordance with their respective terms, whether prior to, at or after the Effective Time;

(b)              any breach by any member of the New Senior Group of any provision of this Agreement or of any of the Ancillary Agreements, subject to any limitations of liability provisions and other provisions applicable to any such breach set forth therein; and

(c)              any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Registration Statement or the Information Statement other than information that relates solely to the Newcastle Assets;

in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Loss existed prior to, on or after the Distribution Date or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Distribution Date. As used in this Section 9.2, “Appropriate Member of the New Senior Group” means the member or members of the New Senior Group, if any, whose acts, conduct or omissions or failures to act caused, gave rise to or resulted in the Loss from and against which indemnity is provided.

Section 9.3              Indemnification by Newcastle. Except as provided in Section 9.5 and Section 9.6, Newcastle shall, and, in the case of Section 9.3(a) or Section 9.3(b), shall in addition cause each Appropriate Member of the Newcastle Group to, indemnify, defend and hold harmless the New Senior Indemnitees from and against any and all Losses of the New Senior Indemnitees relating to, arising out of or resulting from any of the following (without duplication):

(a)              any Newcastle Liability, including the failure of any member of the Newcastle Group or any other Person to pay, perform or otherwise promptly discharge any Newcastle Liabilities in accordance with their respective terms, whether prior to, at or after the Effective Time;

(b)             any breach by any member of the Newcastle Group of any provision of this Agreement or of any of the Ancillary Agreements, subject to any limitations of liability provisions and other provisions applicable to any such breach set forth therein; and

(c)              any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, solely with respect to information contained in the Registration Statement or the Information Statement that relates solely to the Newcastle Assets;

in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Loss existed prior to, on or after the Distribution Date or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Distribution Date. As used in this Section 9.3, “Appropriate Member of the Newcastle Group” means the member or members of the Newcastle Group, if any, whose acts, conduct or omissions or failures to act caused, gave rise to or resulted in the Loss from and against which indemnity is provided.

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Section 9.4              Procedures for Indemnification.

(a)              An Indemnitee shall give notice of any matter that such Indemnitee has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement or any Ancillary Agreement (other than a Third-Party Claim which shall be governed by Section 9.4(b)) to any Party that is or may be required pursuant to this Agreement or any Ancillary Agreement to make such indemnification (the “Indemnifying Party”) promptly (and in any event within fifteen (15) days) after making such a determination. Such notice shall state the amount of the Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement or the applicable Ancillary Agreement in respect of which such right of indemnification is claimed by such Indemnitee; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.

(b)             If a claim or demand is made against an Indemnitee by any Person who is not a Party to this Agreement or an Affiliate of a Party (a “Third-Party Claim”) as to which such Indemnitee is or reasonably expects to be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Indemnifying Party in writing, and in reasonable detail, of the Third-Party Claim promptly (and in any event within thirty (30) days) after receipt by such Indemnitee of written notice of the Third-Party Claim; provided, however, that the failure to provide notice of any such Third-Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure (except that the Indemnifying Party or Parties shall not be liable for any expenses incurred by the Indemnitee in defending such Third-Party Claim during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim.

(c)              An Indemnifying Party shall be entitled (but shall not be required) to assume, control the defense of, and settle any Third-Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, which counsel must be reasonably acceptable to the Indemnitee, if it gives written notice of its intention to do so (including a statement that the Indemnitee is entitled to indemnification under this Article IX) to the applicable Indemnitees within thirty (30) days of the receipt of notice from such Indemnitees of the Third-Party Claim (failure of the Indemnifying Party to respond within such thirty (30) day period shall be deemed to be an election by the Indemnifying Party not to assume the defense for such Third-Party Claim). After a notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, at its own expense and, in any event, shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that such access shall not require the Indemnitee to disclose any information the disclosure of which would, in the good faith judgment of the Indemnitee, result in the loss of any existing privilege with respect to such information or violate any applicable Law.

(d)             Notwithstanding anything to the contrary in this Section 9.4, in the event that (i) an Indemnifying Party elects not to assume the defense of a Third-Party Claim, (ii) there exists a conflict of interest or potential conflict of interest between the Indemnifying Party and the Indemnitee, (iii) any Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee, (iv) the Indemnitee’s exposure to Liability in connection with such Third-Party Claim is reasonably expected to exceed the Indemnifying Party’s exposure in respect of such Third-Party Claim taking into account the indemnification obligations hereunder, or (v) the Person making such Third-Party Claim is a Governmental Authority with regulatory authority over the Indemnitee or any of its material Assets, such Indemnitee shall be entitled to control the defense of such Third-Party Claim, at the Indemnifying Party’s expense, with counsel of such Indemnitee’s choosing (such counsel to be reasonably acceptable to the Indemnifying Party). If the Indemnitee is conducting the defense against any such Third-Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnitee in such defense and make available to the Indemnitee all witnesses and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee; provided, however, that such access shall not require the Indemnifying Party to disclose any information the disclosure of which would, in the good faith judgment of the Indemnifying Party, result in the loss of any existing privilege with respect to such information or violate any applicable Law.

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(e)              Unless the Indemnifying Party has failed to assume the defense of the Third-Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third-Party Claim without the consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed). If an Indemnifying Party has failed to assume the defense of the Third-Party Claim, it shall not be a defense to any obligation to pay any amount in respect of such Third-Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third-Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(f)               In the case of a Third-Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third-Party Claim without the consent (not to be unreasonably withheld, conditioned or delayed) of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee, does not release the Indemnitee from all liabilities and obligations with respect to such Third-Party Claim or includes an admission of guilt or liability on behalf of the Indemnitee.

(g)              Absent fraud or intentional misconduct by an Indemnifying Party, the indemnification provisions of this Article IX shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or Losses resulting from any breach of this Agreement or any Ancillary Agreement, and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article IX against any Indemnifying Party.

(h)              Notwithstanding anything to the contrary in this Agreement, in the event that counsel or independent accountants for a Protected REIT determine that there exists a material risk that any indemnification payments due under this Agreement would be treated as Nonqualifying Income upon the payment of such amounts to the relevant Indemnitee, the amount paid to the Indemnitee pursuant to this Agreement in any tax year shall not exceed the maximum amount that can be paid to the Indemnitee in such year without causing the Protected REIT to fail to meet the REIT Requirements for any tax year, determined as if the payment of such amount were Nonqualifying Income as determined by such counsel or independent accountants to the Protected REIT. If the amount payable for any tax year under the preceding sentence is less than the amount which the relevant Indemnifying Party would otherwise be obligated to pay to the relevant Indemnitee pursuant to this Agreement (the “Expense Amount”), then: (1) the Indemnifying Party shall place the Expense Amount into an escrow account (the “Escrow Account”) using an escrow agent and agreement reasonably acceptable to the Indemnitee and shall not release any portion thereof to the Indemnitee, and the Indemnitee shall not be entitled to any such amount, unless and until the Indemnitee delivers to the Indemnifying Party, at the sole option of the relevant Protected REIT, (i) an opinion (an “Expense Amount Tax Opinion”) of the Protected REIT’s tax counsel to the effect that such amount, if and to the extent paid, would not constitute Nonqualifying Income, (ii) a letter (an “Expense Amount Accountant’s Letter”) from the Protected REIT’s independent accountants indicating the maximum amount that can be paid at that time to the Indemnitee without causing the Protected REIT to fail to meet the REIT Requirements for any relevant taxable year, or (iii) a private letter ruling issued by the IRS to the Protected REIT indicating that the receipt of any Expense Amount hereunder will not cause the Protected REIT to fail to satisfy the REIT Requirements (a “REIT Qualification Ruling” and, collectively with an Expense Amount Tax Opinion and an Expense Amount Accountant’s Letter, a “Release Document”); and (2) pending the delivery of a Release Document by the Indemnitee to the Indemnifying Party, the Indemnitee shall have the right, but not the obligation, to borrow the Expense Amount from the Escrow Account pursuant to a loan agreement (an “Indemnity Loan Agreement”) reasonably acceptable to the Indemnitee that (i) requires the Indemnifying Party to lend the Indemnitee immediately available cash proceeds in an amount equal to the Expense Amount (an “Indemnity Loan”), and (ii) provides for (A) a commercially reasonable interest rate and commercially reasonable covenants, taking into account the credit standing and profile of the Indemnitee or any guarantor of the Indemnitee, including the Protected REIT, at the time of such loan, and (B) a 15 year maturity with no periodic amortization.

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Section 9.5              Indemnification Obligations Net of Insurance Proceeds. The Parties intend that any Loss subject to indemnification or reimbursement pursuant to this Article IX (an “Indemnifiable Loss”) will be net of Insurance Proceeds that actually reduce the amount of the Loss. Accordingly, the amount which an Indemnifying Party is required to pay to any Indemnitee will be reduced by any Insurance Proceeds actually recovered by or on behalf of the Indemnitee in reduction of the related Loss. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Loss and subsequently receives Insurance Proceeds, the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payments received over the amount of the Indemnity Payments that would have been due if the Insurance Proceeds recovery had been received, realized or recovered before the Indemnity Payments were made. The Indemnitee shall use and cause its Affiliates to use commercially reasonable efforts to recover any Insurance Proceeds to which the Indemnitee is entitled with respect to any Indemnifiable Loss. The existence of a claim by an Indemnitee for insurance or against a third party in respect of any Indemnifiable Loss shall not, however, delay any payment pursuant to the indemnification provisions contained in this Article IX and otherwise determined to be due and owing by an Indemnifying Party; rather, the Indemnifying Party shall make payment in full of such amount so determined to be due and owing by it against a concurrent written assignment by the Indemnitee to the Indemnifying Party of the portion of the claim of the Indemnitee for such insurance or against such third party equal to the amount of such payment. The Indemnitee shall use and cause its Affiliates to use commercially reasonable efforts to assist the Indemnifying Party in recovering or to recover on behalf of the Indemnifying Party, any Insurance Proceeds to which the Indemnifying Party is entitled with respect to any Indemnifiable Loss as a result of such assignment. The Indemnitee shall make available to the Indemnifying Party and its counsel all employees, books and records, communications, documents, items or matters within its knowledge, possession or control that are necessary, appropriate or reasonably deemed relevant by the Indemnifying Party with respect to the recovery of such Insurance Proceeds; provided, however, that nothing in this sentence shall be deemed to require a Party to make available books and records, communications, documents or items which (i) in such Party’s good faith judgment could result in a waiver of any privilege even if the Parties cooperated to protect such privilege as contemplated by this Agreement or (ii) such Party is not permitted to make available because of any Law or any confidentiality obligation to a third party, in which case such Party shall use commercially reasonable efforts to seek a waiver of or other relief from such confidentiality restriction. Unless the Indemnifying Party has made payment in full of any Indemnifiable Loss, such Indemnifying Party shall use and cause its Affiliates to use commercially reasonable efforts to recover any Insurance Proceeds to which it or such Affiliate is entitled with respect to any Indemnifiable Loss.

Section 9.6              Indemnification Obligations Net of Taxes. The Parties intend that any Indemnifiable Loss will be net of Taxes. Accordingly, the amount which an Indemnifying Party is required to pay to an Indemnitee will be adjusted to reflect any tax benefit to the Indemnitee from the underlying Loss and to reflect any Taxes imposed upon the Indemnitee as a result of the receipt of such payment. Such an adjustment will first be made at the time that the Indemnity Payment is made and will further be made, as appropriate, to take into account any change in the liability of the Indemnitee for Taxes that occurs in connection with the final resolution of an audit by a Taxing Authority. For purposes of this Section 9.6, the value of any tax benefit to the Indemnitee from the underlying Loss shall be an amount equal to the product of (a) the amount of any present or future deduction allowed or allowable to the Indemnitee by the Code, or other applicable Law, as a result of such Loss and (b) the highest statutory rate applicable under Section 11 of the Code, or other applicable Law. To the extent permitted by Law, the Parties will treat any Indemnity Payment paid pursuant to this Agreement as a capital contribution made by Newcastle to New Senior or as a distribution made by New Senior to Newcastle, as the case may be, on the date of this Agreement.

Section 9.7              Contribution. If the indemnification provided for in this Article IX is unavailable to an Indemnitee in respect of any Indemnifiable Loss, then the Indemnifying Party, in lieu of indemnifying such Indemnitee, shall contribute to the Losses paid or payable by such Indemnitee as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of New Senior and each other member of the New Senior Group, on the one hand, and Newcastle and each other member of the Newcastle Group, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss.

Section 9.8              Remedies Cumulative. The remedies provided in this Article IX shall be cumulative and, subject to the provisions of Article X, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 9.9              Survival of Indemnities. The rights and obligations of each of the Parties and their respective Indemnitees under this Article IX shall survive the Distribution Date indefinitely, unless a specific survival or other applicable period is expressly set forth herein, and shall survive the sale or other transfer by any Party or any of its Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities.

Section 9.10          Limitation of Liability. EXCEPT TO THE EXTENT SPECIFICALLY PROVIDED IN ANY ANCILLARY AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES (INCLUDING IN RESPECT OF LOST PROFITS OR REVENUES), HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF ANY PROVISION OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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Article X

DISPUTE RESOLUTION

Section 10.1          Appointed Representative. Each Party shall appoint a representative who shall be responsible for administering the dispute resolution provisions in Section 10.2 (each, an “Appointed Representative”). Each Appointed Representative shall have the authority to resolve any Agreement Disputes on behalf of the Party appointing such representative.

Section 10.2          Negotiation and Dispute Resolution.

(a)          Except as otherwise provided in this Agreement or in any Ancillary Agreement, in the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or any Ancillary Agreement or otherwise arising out of, or in any way related to this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby (each, an “Agreement Dispute”), the Appointed Representatives shall negotiate in good faith for thirty (30) days to settle any such Agreement Dispute.

(b)          Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions in connection with efforts to settle an Agreement Dispute that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose, but shall be considered as to have been disclosed for settlement purposes.

(c)          If a satisfactory resolution of any Agreement Dispute is not achieved by the Appointed Representatives within thirty (30) days, each Party will be entitled to refer the dispute to arbitration in accordance with Section 10.3.

Section 10.3          Arbitration.

(a)          If a satisfactory resolution of any Agreement Dispute is not achieved by the Appointed Representatives within thirty (30) days, such Agreement Dispute shall be resolved, at the request of either Party, by arbitration administered by the CPR under its Arbitration Rules (the “CPR Rules”), conducted in New York, New York. There shall be three arbitrators. Each Party shall appoint one arbitrator. The two Party-appointed arbitrators shall agree on a third arbitrator who will chair the arbitral tribunal. Any arbitrator not appointed within a reasonable time shall be appointed in accordance with the CPR Rules. Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation or enforceability of this Section 10.3 will be determined by the arbitrators. In resolving any Agreement Dispute, the Parties intend that the arbitrators apply the substantive laws of the State of New York, without regard to any choice of law principles thereof that would mandate the application of the laws of another jurisdiction. The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrators shall be final and binding on the Parties. The Parties agree to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award, in any court of competent jurisdiction, including any New York State or federal court. The arbitrators shall be entitled, if appropriate, to award monetary damages and other remedies, subject to the provisions of Section 9.10. The Parties will use commercially reasonable efforts to encourage the arbitrators to resolve any arbitration related to any Agreement Dispute as promptly as practicable. Except as required by applicable Law, including disclosure or reporting requirements, the arbitrators and the Parties shall maintain the confidentiality of all information, records, reports, or other documents obtained in the course of the arbitration, and of all awards, orders, or other arbitral decisions rendered by the arbitrators.

(b)         The arbitrators may consolidate arbitration under this Agreement with any arbitration arising under or relating to any of the Ancillary Agreements if the subjects of the Agreement Disputes thereunder arise out of or relate essentially to the same set of facts or transactions. Such consolidated arbitration will be determined by the arbitrators appointed for the arbitration proceeding that was commenced first in time.

(c)          Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article X with respect to all matters not subject to such dispute resolution.

26

Article XI

Termination

Section 11.1          Termination. Upon written notice, this Agreement and each of the Ancillary Agreements, if any, may be terminated at any time prior to the Effective Time by and in the sole discretion of Newcastle without the approval of any other Party.

Section 11.2          Effect of Termination. In the event of termination pursuant to Section 11.1, neither Party shall have any Liability of any kind to the other Party.

Article XII

MISCELLANEOUS

Section 12.1          Further Assurances. Subject to the limitations or other provisions of this Agreement, (a) each Party shall, and shall cause the other members of its Group to, use commercially reasonable efforts (subject to, and in accordance with applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Party in doing, all things reasonably necessary, proper or advisable to consummate and make effective the Transactions and to carry out the intent and purposes of this Agreement, including using commercially reasonable efforts to obtain satisfaction of the conditions precedent in Article V within its reasonable control and to perform all covenants and agreements herein applicable to such Party or any member of its Group and (b) neither Party will, nor will either Party allow any other member of its Group to, without the prior written consent of the other Party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay any of the Transactions. Without limiting the generality of the foregoing, where the cooperation of third parties, such as insurers or trustees, would be necessary in order for a Party to completely fulfill its obligations under this Agreement, such Party shall use commercially reasonable efforts to cause such third parties to provide such cooperation.

Section 12.2          Payment of Expenses. All costs and expenses incurred and directly related to the Transactions shall: (i) to the extent incurred and payable on or prior to the Distribution Date, be paid by Newcastle; and (ii) to the extent arising and payable following the Distribution Date, be paid by the Party incurring such cost or expense.

Section 12.3          Amendments and Waivers.

(a)          Subject to Section 11.1, this Agreement may not be amended except by an agreement in writing signed by both Parties.

(b)         Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party entitled to the benefit thereof and any such waiver shall be validly and sufficiently given for the purposes of this Agreement if it is in writing signed by an authorized representative of such Party. No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that either Party would otherwise have.

Section 12.4          Entire Agreement. This Agreement, the Ancillary Agreements, if any, and the Exhibits and Schedules referenced herein and therein and attached hereto or thereto, constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior negotiations, agreements, commitments, writings, courses of dealing and understandings with respect to the subject matter hereof.

Section 12.5          Survival of Agreements. Except as otherwise expressly contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 12.6          Third Party Beneficiaries. Except (a) as provided in Article IX relating to Indemnitees and for the release of any Person provided under Section 9.1, (b) as provided in Section 7.1 relating to insured persons and (c) as provided in Section 8.1(a), this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

27

Section 12.7          Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five (5) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, (c) when delivered, if delivered personally to the intended recipient, and (d) one (1) Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party:

(a)       If to Newcastle:

Newcastle Investment Corp.
c/o Fortress Investment Group
1345 Avenue of the Americas
New York, New York 10105
Attention: Randal A. Nardone, Secretary
Fax: (212) 798-6120

(b)       If to New Senior:

New Senior Investment Group Inc.
1345 Avenue of the Americas
New York, New York 10105
Attention: Cameron D. MacDougall
Fax: (212) 798-6075

Section 12.8          Counterparts; Electronic Delivery. This Agreement may be executed in multiple counterparts, each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same agreement. Execution and delivery of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic means shall be deemed to be, and shall have the same legal effect as, execution by an original signature and delivery in person.

Section 12.9          Severability. If any term or other provision of this Agreement or the Exhibits and Schedules attached hereto or thereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 12.10      Assignability; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns; provided, however, that the rights and obligations of each Party under this Agreement shall not be assignable, in whole or in part, directly or indirectly, whether by operation of law or otherwise, by such Party without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) and any attempt to assign any rights or obligations under this Agreement without such consent shall be null and void. Notwithstanding the foregoing, either Party may assign its rights and obligations under this Agreement to any of their respective Affiliates provided that no such assignment shall release such assigning Party from any liability or obligation under this Agreement.

Section 12.11      Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of New York, without regard to any conflicts of law provisions thereof that would result in the application of the laws of any other jurisdiction.

28

Section 12.12      Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have relied upon their own knowledge and judgment. The Parties have had access to independent legal advice, have conducted such investigations they thought appropriate, and have consulted with such other independent advisors as they deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or their preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

Section 12.13      Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

Section 12.14      Title and Headings. Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 12.15      Exhibits and Schedules. The Exhibits and Schedules attached hereto are incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

[Signature Page Follows]

29

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers as of the date first set forth above.

NEWCASTLE INVESTMENT CORP.

By:
Name:
Title:

NEW SENIOR INVESTMENT GROUP INC.

By:
Name:
Title:

[Signature Page to Separation and Distribution Agreement]

Exhibit A

New Senior Subsidiaries

Subsidiary	State of Formation
1. TRS LLC	Delaware
2. Propco LLC	Delaware
3. BF Leasing LLC	Delaware
4. BF Owner LLC	Delaware
5. B Leasing LLC	Delaware
6. B Owner LLC	Delaware
7. B California Leasing LLC	Delaware
8. B Oregon Leasing LLC	Delaware
9. B Arizona Leasing LLC	Delaware
10. B Utah Leasing LLC	Delaware
11. B Idaho Leasing LLC	Delaware
12. Orchard Park Leasing LLC	Delaware
13. Sun Oak Leasing LLC	Delaware
14. Sunshine Villa Leasing LLC	Delaware
15. Regent Court Leasing LLC	Delaware
16. Sheldon Park Leasing LLC	Delaware
17. Desert Flower Leasing LLC	Delaware
18. Canyon Creek Leasing LLC	Delaware
19. Willow Park Leasing LLC	Delaware
20. B California Owner LLC	Delaware
21. B Oregon Owner LLC	Delaware
22. B Arizona Owner LLC	Delaware
23. B Utah Owner LLC	Delaware
24. B Idaho Owner LLC	Delaware
25. Orchard Park Owner LLC	Delaware
26. Sun Oak Owner LLC	Delaware
27. Sunshine Villa Owner LLC	Delaware
28. Regent Court Owner LLC	Delaware
29. Sheldon Park Owner LLC	Delaware
30. Desert Flower Owner LLC	Delaware
31. Canyon Creek Owner LLC	Delaware
32. Willow Park Owner LLC	Delaware
33. RLG Leasing LLC	Delaware
34. RLG Owner LLC	Delaware
35. RLG Utah Leasing LLC	Delaware
36. RLG Utah Owner LLC	Delaware

37. Heritage Place Leasing LLC	Delaware
38. Golden Living Taylorsville Leasing LLC	Delaware
39. Chateau Brickyard Operations LLC	Delaware
40. Heritage Place Owner LLC	Delaware
41. Golden Living Taylorsville Owner LLC	Delaware
42. Chateau Brickyard Owner LLC	Delaware
43. Propco 2 LLC	Delaware
44. NIC Courtyards Owner LLC	Delaware
45. Propco 3 LLC	Delaware
46. NIC Courtyards Leasing LLC	Delaware
47. NIC Courtyards LLC	Delaware
48. NIC Acquisitions LLC	Delaware
49. NIC 4/5 Leasing LLC	Delaware
50. NIC 5 Florida Leasing LLC	Delaware
51. NIC 5 Spring Haven Leasing LLC	Delaware
52. NIC 5 Renaissance Retirement Leasing LLC	Delaware
53. NIC 5 Forest Oaks Leasing LLC	Delaware
54. NIC 4 Florida Leasing LLC	Delaware
55. NIC 4 The Grande Leasing LLC	Delaware
56. NIC 4 Village Place Leasing LLC	Delaware
57. NIC 4 Bradenton Oaks Leasing LLC	Delaware
58. NIC 4 Spring Oaks Leasing LLC	Delaware
59. NIC 4 Summerfield Leasing LLC	Delaware
60. NIC 4 Emerald Park Retirement Leasing LLC	Delaware
61. NIC 4 Bayside Terrace Leasing LLC	Delaware
62. NIC 4 Balmoral Leasing LLC	Delaware
63. NIC 4 Sunset Lake Leasing LLC	Delaware
64. NIC 4 North Carolina Leasing LLC	Delaware
65. NIC 4 Courtyards of New Bern Owner LLC	Delaware
66. NIC 5 Owner LLC	Delaware
67. NIC 5 Florida Owner LLC	Delaware
68. NIC 5 Spring Haven Owner LLC	Delaware
69. NIC 5 Renaissance Retirement Owner LLC	Delaware
70. NIC 5 Forest Oaks Owner LLC	Delaware
71. NIC 5 Lake Morton Plaza Owner LLC	Delaware
72. NIC 7 Glen Riddle Owner LLC	Delaware
73. NIC 7 Pennsylvania Owner LLC	Delaware
74. NIC 7 Owner LLC	Delaware

75. Propco 7 LLC	Delaware
76. NIC 8 Schenley Gardens Owner LLC	Delaware
77. NIC 8 Pennsylvania Owner LLC	Delaware
78. NIC 8 Owner LLC	Delaware
79. Propco 8 LLC	Delaware
80. NIC 6 Owner LLC	Delaware
81. Propco 6 LLC	Delaware
82. NIC 6 Manor at Woodside Management LLC	Delaware
83. NIC 6 New York Management LLC	Delaware
84. NIC 6 Management LLC	Delaware
85. NIC 6 New York Owner LLC	Delaware
86. NIC 7 Glen Riddle Leasing LLC	Delaware
87. NIC 7 Pennsylvania Leasing LLC	Delaware
88. NIC 7 Leasing LLC	Delaware
89. NIC 5 Lake Morton Plaza Leasing LLC	Delaware
90. NIC 4 Emerald Park Retirement Owner LLC	Delaware
91. Propco 5 LLC	Delaware
92. NIC 8 Leasing LLC	Delaware
93. NIC 8 Pennsylvania Leasing LLC	Delaware
94. NIC 8 Schenley Gardens Leasing LLC	Delaware
95. NIC Texas Courtyards Leasing LLC	Delaware
96. NIC 4 Royal Palm Leasing LLC	Delaware
97. NIC 6 Manor at Woodside Owner LLC	Delaware
98. NIC 4 Royal Palm Owner LLC	Delaware
99. Propco 9 LLC	Delaware
100. NIC 9 Virginia Owner LLC	Delaware
101. NIC 9 Heritage Oaks Owner LLC	Delaware
102. NIC 9 Virginia Management LLC	Delaware
103. NIC 9 Heritage Oaks Management LLC	Delaware
104. Propco 10 LLC	Delaware
105. NIC 10 Florida Leasing LLC	Delaware
106. NIC 10 Florida Owner LLC	Delaware
107. NIC 10 Barkley Place Leasing LLC	Delaware
108. NIC 10 Barkley Place Owner LLC	Delaware
109. Propco 12 LLC	Delaware
110. NIC 12 Owner LLC	Delaware
111. NIC 12 Arlington Plaza Owner LLC	Delaware
112. NIC 12 Blair House Owner LLC	Delaware

113. NIC 12 Blue Water Lodge Owner LLC	Delaware
114. NIC 12 Chateau Ridgeland Owner LLC	Delaware
115. NIC 12 Cherry Laurel Owner LLC	Delaware
116. NIC 12 Colonial Harbor Owner LLC	Delaware
117. NIC 12 Country Squire Owner LLC	Delaware
118. NIC 12 Courtyard At Lakewood Owner LLC	Delaware
119. NIC 12 Desoto Beach Club Owner LLC	Delaware
120. NIC 12 El Dorado Owner LLC	Delaware
121. NIC 12 Essex House Owner LLC	Delaware
122. NIC 12 Fleming Point Owner LLC	Delaware
123. NIC 12 Grasslands Estates Owner LLC	Delaware
124. NIC 12 Grizzly Peak Owner LLC	Delaware
125. NIC 13 Hidden Lakes Owner LLC	Delaware
126. NIC 12 Jackson Oaks Owner LLC	Delaware
127. NIC 12 Maple Downs Owner LLC	Delaware
128. NIC 12 Parkwood Estates Owner LLC	Delaware
129. NIC 12 Pioneer Valley Lodge Owner LLC	Delaware
130. NIC 12 Regency Residence Owner LLC	Delaware
131. NIC 12 Simi Hills Owner LLC	Delaware
132. NIC 12 Stoneybrook Lodge Owner LLC	Delaware
133. NIC 12 Summerfield Estates Owner LLC	Delaware
134. NIC 12 Ventura Place Owner LLC	Delaware
135. Propco 13 LLC	Delaware
136. NIC 13 Owner LLC	Delaware
137. NIC 13 The Bentley Owner LLC	Delaware
138. NIC 12 Briarcrest Estates Owner LLC	Delaware
139. NIC 13 Dogwood Estates Owner LLC	Delaware
140. NIC 13 Durham Regent Owner LLC	Delaware
141. NIC 13 Fountains At Hidden Lakes Owner LLC	Delaware
142. NIC 13 Illahee Hills Owner LLC	Delaware
143. NIC 13 Jordan Oaks Owner LLC	Delaware
144. NIC 13 Lodge at Cold Spring Owner LLC	Delaware
145. NIC 13 Madison Estates Owner LLC	Delaware
146. NIC 13 Manor at Oakridge Owner LLC	Delaware
147. NIC 13 Oakwood Hills Owner LLC	Delaware
148. NIC 13 Orchid Terrace Owner LLC	Delaware
149. NIC 13 Palmer Hills Owner LLC	Delaware
150. NIC 13 Pinewood Hills Owner LLC	Delaware
151. NIC 13 Pueblo Regent Owner LLC	Delaware

152. NIC 13 The Regent Owner LLC	Delaware
153. NIC 13 Rock Creek Owner LLC	Delaware
154. NIC 13 Sheldon Oaks Owner LLC	Delaware
155. NIC 13 Sky Peaks Owner LLC	Delaware
156. NIC 13 Thornton Place Owner LLC	Delaware
157. NIC 13 Uffelman Estates Owner LLC	Delaware
158. NIC 13 Village Gate Owner LLC	Delaware
159. NIC 13 Vista De La Montana Owner LLC	Delaware
160. NIC 13 Walnut Woods Owner LLC	Delaware
161. NIC 13 The Westmont Owner LLC	Delaware
162. NIC 13 Whiterock Court Owner LLC	Delaware
163. Propco 4 LLC	Delaware
164. NIC 4 Owner LLC	Delaware
165. NIC 4 Florida Owner LLC	Delaware
166. NIC 4 North Carolina Owner LLC	Delaware
167. NIC 4 The Plaza Leasing LLC	Delaware
168. NIC 4 Courtyards of New Bern Leasing LLC	Delaware
169. NIC 4 The Grande Owner LLC	Delaware
170. NIC 4 Village Place Owner LLC	Delaware
171. NIC 4 Bradenton Oaks Owner LLC	Delaware
172. NIC 4 Spring Oaks Owner LLC	Delaware
173. NIC 4 Summerfield Owner LLC	Delaware
174. NIC 4 Bayside Terrace Owner LLC	Delaware
175. NIC 4 Balmoral Owner LLC	Delaware
176. NIC 4 The Plaza Owner LLC	Delaware
177. NIC 4 Sunset Lake Owner LLC	Delaware
178. NIC 12 Greeley Place Owner LLC	Delaware
179. Propco 11 LLC	Delaware
180. NIC 11 Michigan Owner LLC	Delaware
181. NIC 11 Ashford Court Owner LLC	Delaware
182. NIC 11 Michigan Management LLC	Delaware
183. NIC 11 Ashford Court Management LLC	Delaware
184. Propco 14 LLC	Delaware
185. NIC 14 Ohio Owner LLC	Delaware
186. NIC 14 Ohio Leasing LLC	Delaware
187. NIC 14 Dayton Owner LLC	Delaware
188. NIC 14 Dayton Leasing LLC	Delaware
189. NIC 15 New Hampshire Leasing LLC	Delaware
190. NIC 15 Pines of New Market Leasing LLC	Delaware
191. NIC 15 Kirkwood Corners Leasing LLC	Delaware
192. NIC 15 Pine Rock Manor Leasing LLC	Delaware
193. Propco 15 LLC	Delaware
194. NIC 15 New Hampshire Owner LLC	Delaware
195. NIC 15 Pines of New Market Owner LLC	Delaware
196. NIC 15 Pine Rock Manor Owner LLC	Delaware

197. NIC 15 Kirkwood Corners Owner LLC	Delaware
198. Propco 16 LLC	Delaware
199. NIC 16 Owner LLC	Delaware
200. NIC 16 Autumn Leaves Owner LLC	Delaware
201. NIC 16 Monticello West Owner LLC	Delaware
202. NIC 16 Parkwood Healthcare Owner LLC	Delaware
203. NIC 16 Parkwood Retirement Owner LLC	Delaware
204. NIC 16 Signature Pointe Owner LLC	Delaware
205. NIC 16 Walnut Place Owner LLC	Delaware
206. Propco 17 LLC	Delaware
207. NIC 17 Owner LLC	Delaware
208. NIC 17 Windsor Owner LLC	Delaware
209. NIC 17 Leasing LLC	Delaware
210. NIC 17 Windsor Leasing LLC	Delaware
211. NIC 4 Carriage Hill Leasing LLC	Delaware
212. NIC 4 Carriage Hill Owner LLC	Delaware
213. NIC 4 Southern Gardens Leasing LLC	Delaware
214. NIC 4 Southern Gardens Owners LLC	Delaware
215. NIC 10 California Owner LLC	Delaware
216. NIC 10 Primrose Sacramento Owner LLC	Delaware
217. NIC 10 Primrose Santa Rosa Owner LLC	Delaware
218. NIC 10 California Leasing LLC	Delaware
219. NIC 10 Primrose Sacramento Leasing LLC	Delaware
220. NIC 10 Primrose Santa Rosa Leasing LLC	Delaware
221. NIC 12 Ridge at Madrona Hills Owner LLC	Delaware
222. NIC 14 Maple Heights Owner LLC	Delaware
223. NIC 14 Maple Heights Leasing LLC	Delaware
224. Propco 18 LLC	Delaware
225. NIC 18 Owner LLC	Delaware
226. NIC 18 Gardens Owner LLC	Delaware
227. NIC 18 Leasing LLC	Delaware
228. NIC 18 Gardens Leasing LLC	Delaware
229. Propco 19 LLC	Delaware
230. NIC 19 Owner LLC	Delaware
231. NIC 19 Powell Owner LLC	Delaware
232. NIC 19 Raintree Owner LLC	Delaware
233. NIC 19 Leasing LLC	Delaware
234. NIC 19 Powell Leasing LLC	Delaware
235. NIC Raintree Leasing LLC	Delaware
236. NIC 20 Propco LLC	Delaware
237. NIC 20 Owner LLC	Delaware
238. NIC 20 Grand View Owner LLC	Delaware
239. NIC 20 Leasing LLC	Delaware
240. NIC 20 Grand View Leasing LLC	Delaware

Disclosure Schedules:

Section 1.1	Assets of New Senior other than Equity of Subsidiaries
Section 1.2	Potential Liabilities
Section 2.2(b)	Intercompany Agreements
Section 2.3	Intercompany Accounts